EXHIBIT 99.1




Contacts:
News Media:       Claire Hassett
                  (800) 644-NEWS



            WorldCom Issues July and August 2002 Operating Results

             Expects No Value for Common or Preferred Stockholders

CLINTON, Miss., October 22, 2002 - WorldCom, Inc. today filed its July and August 2002 Monthly Operating Reports with the U.S. Bankruptcy Court for the Southern District of New York. During the month of July 2002, WorldCom recorded $2.464 billion in revenue, $359 million in earnings before interest, taxes, depreciation and amortization (EBITDA) and a net loss of $331 million. August 2002 revenue was $2.403 billion, EBITDA was $417 million and the net loss was $98 million.

WorldCom also reiterated that it continues to evaluate its balance sheet and expects to record further write-offs of assets, including the likelihood that it may determine substantially all existing goodwill and other intangible assets, currently recorded as approximately $50 billion, should be written off. The company is also evaluating the carrying value of existing property, plant and equipment as to possible impairment of historic values and the adequacy of the allowance for doubtful accounts receivable. Until this balance sheet evaluation is complete, the company will not issue a balance sheet or cash flow statement as part of the monthly operating report.

The company has changed its accounting treatment for several items including the deconsolidation of Avantel and revenue recognition for reciprocal compensation and presubscribed interexchange carrier charges (PICC), and international settlement revenues. Thus, these monthly reports are not comparable with results from previous periods. In addition, the Company will consolidate results of Embratel each quarter as Embratel financial results are publicly released.

WorldCom's Monthly Operating Reports will be available on WorldCom's Restructuring Information Desk at www.worldcom.com.
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Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, WorldCom believes when the company emerges from bankruptcy proceedings, its existing preferred stock and WorldCom group and MCI group tracking stock issues will have no value.
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About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers for one fixed monthly price. For more information, go to http://www.worldcom.com.
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Forward-Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to WorldCom's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and; our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in WorldCom's filings with the Securities and Exchange Commission.